Exhibit 99.1

Excel Trust Announces Cash Tender Offer and Consent Solicitation

for its 4.625% Senior Notes due 2024

SAN DIEGO, CA. – August 6, 2015 – Excel Trust, L.P. announced today that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its $250 million outstanding aggregate principal amount of 4.625% Senior Notes due 2024 (CUSIP No. 30068DAA5) (the “Notes”). In connection with the Tender Offer, Excel Trust, L.P. is also soliciting consents for certain amendments (the “Proposed Amendments”) to the indenture (the “Indenture”) governing the Notes (the “Consent Solicitation”). The Tender Offer and the Consent Solicitation are being conducted following the completion of the mergers of Excel Trust, Inc. and Excel Trust, L.P. with entities affiliated with Blackstone Property Partners L.P.

The Tender Offer and the Consent Solicitation are being made upon the terms and subject to the conditions described in the Offer to Purchase and Consent Solicitation Statement dated August 6, 2015 (as it may be amended or supplemented, the “Offer to Purchase”) and the related Letter of Transmittal and Consent (as it may be amended or supplemented, the “Letter of Transmittal”). The Tender Offer and the Consent Solicitation will expire at 11:59 p.m., New York City time, on September 3, 2015, unless extended or earlier terminated (the “Expiration Time”).

Holders who validly tender their Notes and deliver their consents to the Proposed Amendments, and do not validly withdraw such Notes and revoke such consents, at or prior to 5:00 p.m., New York City time, on August 20, 2015 (such time and date, as it may be extended or earlier terminated, the “Consent Payment Deadline”), will be eligible to receive the total consideration offered in the Tender Offer of $1,000.00 per $1,000 principal amount of the Notes (the “Total Consideration”). Included in the Total Consideration is a consent payment of $30.00 per $1,000 principal amount of the Notes (the “Consent Payment”).

Holders who validly tender their Notes after the Consent Payment Deadline, but at or prior to the Expiration Time, will be eligible to receive the tender offer consideration offered in the Tender Offer, which equals $970.00 per $1,000 principal amount of the Notes, but will not be eligible to receive the Consent Payment. In addition, holders whose Notes are purchased in the Tender Offer will receive accrued and unpaid interest on their purchased Notes up to, but not including, the applicable settlement date for such Notes. Excel Trust, L.P. may choose to settle any Notes tendered following the Consent Payment Deadline but prior to the Expiration Time. Regardless of whether any Notes are settled prior to the Expiration Time, the final settlement date for the Tender Offer will be promptly after the Expiration Time.

In the Consent Solicitation, Excel Trust, L.P. is soliciting from holders of Notes consents to the Proposed Amendments that would eliminate certain of the restrictive covenants and certain events of default contained in the Indenture. Adoption of the Proposed Amendments requires the consent of at least a majority in aggregate principal amount of the outstanding Notes (the “Requisite Consents”). Any holder that tenders Notes pursuant to the Tender Offer must also deliver a consent in the Consent Solicitation in respect of such tendered Notes to the Proposed Amendments. A holder may not revoke a consent without withdrawing the previously tendered Notes to which such consent relates. Notes tendered may only be withdrawn, and related consents revoked, at or prior to 5:00 p.m., New York City time, on August 20, 2015, unless required by applicable law.

The Tender Offer and the Consent Solicitation are subject to the satisfaction or waiver of the financing condition, requisite consent condition and general conditions set forth in the Offer to Purchase.

Excel Trust, L.P. has engaged Wells Fargo Securities, LLC to act as the dealer manager for the Tender Offer and solicitation agent for the Consent Solicitation and D.F. King & Co., Inc. to serve as the tender agent and information agent for the Tender Offer and the Consent Solicitation.

Questions regarding procedures for tendering Notes and delivering consents or requests for additional documents may be directed to D.F. King & Co., Inc. by telephone at (866) 829-0541 (toll-free) (banks and brokers please call (212) 269-5550) or by email at exl@dfking.com. Questions regarding the terms of the Tender Offer and the Consent Solicitation may be directed to Wells Fargo Securities, LLC by telephone at (866) 309-6316 (toll-free) and (704) 410-4760 (collect).

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to purchase, or a solicitation of consents with respect to, any Notes. The Tender Offer and the Consent Solicitation are being made solely by the Offer to Purchase and the Letter of Transmittal, which set forth the complete terms and conditions of the Tender Offer and the Consent Solicitation. The Tender Offer is not being made to holders in any jurisdiction in which an offer to buy or the solicitation of an offer to sell Notes is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer shall be deemed to be made on behalf of us by Wells Fargo Securities, LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

This press release contains forward-looking statements which include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements are based upon management’s current plans and beliefs or current estimates of future results or trends. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements.

Given these risks and uncertainties, we urge you to read the Offer to Purchase and the Letter of Transmittal completely and with the understanding that actual future results may be materially different from what we plan or expect. All of the forward-looking statements made in this press release, including statements related to the Tender Offer and the Consent Solicitation, including the Consent Payment Deadline, Withdrawal Deadline, the Expiration Time, settlement dates and possible completion of the Tender Offer and the Consent Solicitation are qualified by these cautionary statements and investors are cautioned not to place undue reliance on these forward-looking statements. In addition, these forward-looking statements present our estimates and assumptions only as of the date hereof, and we disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except, with respect to the Tender Offer and the Consent Solicitation, as specifically set forth in this press release or as otherwise may be required by law.

About Excel Trust, L.P.:

Excel Trust, L.P. is the operating partnership of a retail focused real estate investment trust (REIT) BRE Retail Centers Corp, formerly known as Excel Trust, Inc., that primarily targets value-oriented community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The current management team has over 30 years of experience in the real estate sector, having overseen several billion in retail-related acquisitions and developments.

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